Exhibit (c)(6)

Confidential Project Turtle Presentation to the Special Committee January 17, 2024

Notice to Recipient Confidential These materials have been prepared by one or more subsidiaries of Bank of America Corporation for the Special Committee of the Board of Directors (the “Committee”) of Taro Pharmaceutical Industries Ltd. (the “Company”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials are based on information provided by or on behalf of the Committee, the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. 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Confidential

Transaction Overview

Overview of Transaction Premiums and Multiples

Definitions:

- **Unaffected Price:** Turtle share Price 1-day Prior to Sun Offer Dated 05/26/23
- **Unaffected Date:** 05/25/23
- **Day Prior to Disclosure of Revised Offer:** 12/08/23

$/Share Unless Otherwise Noted		Unaffected	Day Prior to Disclosure of Revised Offer Price	Current	Sun NBO Dated 05/26/23	Sun NBO Dated 12/10/23
Share Price as of		*05/25/23*	*12/08/23*	*01/16/24*	*Purchase Price*	*Purchase Price*
Capital Structure as of		*03/31/23*	*09/30/23* (1)	*09/30/23* (1)	*09/30/23* (1)	*09/30/23* (1)
Offer Price	**Reference**	**$28.97**	**$37.89**	**$41.04**	**$38.00**	**$43.00**
Fully Diluted Shares Outstanding (mm)		37.587	37.587	37.587	37.587	37.587
Implied Fully Diluted Equity Value ($mm)		**$1,089**	**$1,424**	**$1,543**	**$1,428**	**$1,616**
(-) Net Cash & Eq		($1,255)	($1,295)	($1,295)	($1,295)	($1,295)
(+) Settlement and loss contingencies (2)		$141	$141	$141	$141	$141
Implied Enterprise Value		**($26)**	**$269**	**$388**	**$273**	**$461**
Premium / (Discount) to:						
Sun NBO Dated 05/26/23	$38.00	*(23.8%)*	*(0.3%)*	*8.0%*	*-*	*13.2%*
Unaffected Price	$28.97	*-*	*30.8%*	*41.7%*	*31.2%*	*48.4%*
Day Prior to Disclosure of Revised Offer Price	$37.89	*(23.5%)*	*-*	*8.3%*	*0.3%*	*13.5%*
Current (01/16/24)	$41.04	*(29.4%)*	*(7.7%)*	*-*	*(7.4%)*	*4.8%*
52w High (07/21/22) (12 month period until Unaffected Date)	$39.90	*(27.4%)*	*(5.0%)*	*2.9%*	*(4.8%)*	*7.8%*
52w Low (03/28/23) (12 month period until Unaffected Date)	$23.00	*26.0%*	*64.7%*	*78.4%*	*65.2%*	*87.0%*
30d VWAP (12 month period until Unaffected Date)	$28.11	*3.1%*	*34.8%*	*46.0%*	*35.2%*	*53.0%*
60d VWAP (12 month period until Unaffected Date)	$27.27	*6.2%*	*39.0%*	*50.5%*	*39.4%*	*57.7%*
Implied Multiples I Turtle Management Financial Model Shared on October 10, 2023	Metric (3)					
2023E CY EV/Adj. EBITDA	$38mm	*n.m.*	*7.1x*	*10.3x*	*7.2x*	*12.2x*
2024E CY EV/Adj. EBITDA	$43mm	*n.m.*	*6.3x*	*9.1x*	*6.4x*	*10.8x*

Source: Financial forecasts for Turtle prepared by Turtle management provided on October 10, 2023 and approved for BofA use by Turtle Special Committee ("Turtle Management Projections"), Company filings and FactSet as of January 16, 2024.

(1) Estimated Balance Sheet per Turtle management.

(2) Reflects estimated exposure as of 03/31/23 and 09/30/23, correspondingly, relating to the global resolution with the U.S. Department of Justice in connection with its investigations into the U.S. generic pharmaceutical industry accrued for as a current liability on Turtle's Balance Sheet as of 03/31/23 and 06/30/23, correspondingly.

(3) Calendarized Adj. EBITDA based on Turtle Management Projections.

1

Confidential

Summary of Key Changes to Financial Analysis

January 16, 2024 vs. October 23, 2023

	Updated Materials as of: 01/16/2024	Materials as of: 10/23/2023
Turtle Mgmt. Projections	▪ No change	▪ Projections as reviewed and approved by Turtle Board

Discounted Cash Flow Analysis	▪ **Implied Equity Value per Share Range: $40.50 - $44.50**
	▪ **Discount Rate Range: 10.0% - 12.0%**
	    ▪ **Based on lower risk-free rate of 4.4%**
	▪ Perpetuity Growth Rate: No change
		▪ Implied Equity Value per Share Range: $39.50 - $42.80
		▪ Discount Rate Range: 11.0% - 13.0%
		    ▪ Based on a risk-free rate of 5.3%
		▪ Perpetuity Growth Rate: (1.0%) - 1.0%

Capitalization	▪ Fully diluted shares outstanding: No change	▪ Fully diluted shares outstanding: 37.587mm
For Reference Only	▪ 52-Week High: No change ▪ Price Target: No change / PV of Price Target: $31.50 [(1)] ▪ Unaffected Stock Price: No change ▪ **Premium to Unaffected Stock Price: 32% - 57% / $38.25 - $45.60** ▪ **Premium to 52-week High Stock Price: (17%) - 13% / $33.30 - $45.10**	▪ 52-Week High: $39.90 ▪ Price Target: $35 / PV of Price Target: $31.25 ▪ Unaffected Stock Price: $28.97 ▪ Premium to Unaffected Stock Price: 31% - 59% / $37.90 - $46.20 ▪ Premium to 52-week High Stock Price: (17%) - 13% / $32.95 - $45.05
Public Comparables (Unadjusted)	▪ **CY 2023E Multiple Range: 7.6x – 13.5x** ▪ **CY 2024E Multiple Range: 7.2x – 12.0x**	▪ CY 2023E Multiple Range: 7.0x – 12.5x ▪ CY 2024E Multiple Range: 6.5x – 10.5x
Public Comparables (Adjusted)	▪ **CY 2023E Multiple Range: 4.2x – 7.5x**	▪ CY 2023E Multiple Range: 4.0x – 7.0x
Balance Sheet	▪ Net Cash / (Debt): No change	▪ Net Cash / (Debt): $1,155mm

Bolding indicates a change to the analysis as presented to the Special Committee on 10/23/2023.

2

Source: Turtle Management Projections.

(1) Nominal 12-month target of $35.00 is unchanged. PV of share price target calculated using lower cost of equity of 11.1% as of 01/16/24 vs. 11.9% as of 10/23/23.

Confidential Turtle Public Market Perspectives Share Price Performance & Wall Street Research Target Price – Since Unaffected 240 225 210 Share Price 180 Performance 167 150 Indexed to 131Turtle 130 05/25/2023 Peers 129Median 129 120 111 100 106 97 90 5/25/2023 6/25/2023 7/25/2023 8/25/2023 9/25/2023 10/25/2023 12/08/2023 Day Prior to Disclosure Unaffected of Revised Offer 180 174 171 160 Target Price 150 Peers Evolution 140 141 Median 141 (For Reference) 135 Indexed to 120 05/25/2023 109 100 Turtle 96 80 5/25/2023 8/25/2023 9/25/2023 10/25/2023 12/08/2023 H.C. Wainwright & Co. dropped their price target on June 5, 2023 following the announcement of Sun Pharma’s offer to 3 buy the remaining stake in Turtle Source: Company filings, Factset as of January 16, 2024.

Confidential

Turtle Public Market Perspectives

Relative Trading Multiples Evolution – Last 5 Years

Turtle

Equity Value & Enterprise Value

($mm)



Sun Pharma Proposal (May 26, 2023) of $38.00 per share
Sun Pharma NBO (December 10, 2023) of $43.00 per share
$4,500
$3,250
$2,000
$750
$0
($500)
01/16/19
01/16/20
01/16/21
01/16/22
01/16/23
01/16/24
$1,543
$388(1)
Turtle Equity Value
Turtle Enterprise Value

EV / LTM Adj. EBITDA

(x)

Average EV / LTM Adj. EBITDA							
Avg. During:	2019CY	2020CY	2021CY	2022CY	LTM	Last 3 Yrs	Last 5 Yrs
Peers Median	10.9x	10.3x	9.7x	7.9x	8.0x	9.1x	9.7x
Turtle	6.8x	3.9x	7.5x	2.9x	1.7x	4.5x	5.1x
Turtle Discount (%)	(37%)	(62%)	(23%)	(63%)	(79%)	(50%)	(47%)
Turtle Discount (x)	(4.0x)	(6.4x)	(2.2x)	(5.0x)	(6.3x)	(4.6x)	(4.6x)

Until Unaffected Date (05/25/23)



14.0x
10.5x
7.0x
3.5x
0.0x
01/16/19
01/16/20
01/16/21
01/16/22
01/16/23
01/16/24
11.2x
8.7x(3)
Turtle
Peers Median(2)

Source: Company filings, Turtle Management Projections, Factset as of January 16, 2024.

Note: $ in USD unless otherwise noted.

(1) For dates on or after 09/30/23, based on estimated Balance Sheet per Turtle management as of 09/30/23.

(2) Peers includes ANIP, AMPH, AMRX, GLEN, AURO, APN and Hikma. Median considers individual EV / LTM Adj. EBITDA multiples greater than 0.0x and less than 30.0x.

(3) Calendarized LTM EBITDA based on reported EBITDA for FY 2018, 2019 and 2020 and Adj. EBITDA for FY 2021, 2022, 2023 and 2024E based on Turtle Management Projections.

4

Confidential Turtle Management Projections Summary Historicals Management Projections Fiscal Year Ending March 31, CAGR CAGR CAGR 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E ‘21A -‘24E ‘24E -‘34E ‘28E -‘34E Base $549 $561 $564 $608 $581 $586 $608 $619 3.5% NM NM New FY 23 / 24 $0 $0 $9 $19 $24 $27 $29 $31 NM NM NM Pipeline $0 $0 $0 $2 $39 $88 $120 $139 NM NM NM Net Revenue $549 $561 $573 $629 $644 $701 $757 $789 $820 $849 $877 $903 $927 $949 4.7% 4.2% 3.1% % Growth 2.3% 2.1% 9.9% 2.3% 8.9% 8.0% 4.2% 3.9% 3.6% 3.3% 3.0% 2.7% 2.3% (-) COGS (Product Costs & Royalties) ($198) ($231) ($255) ($280) ($282) ($313) ($343) ($360) ($374) ($388) ($401) ($412) ($423) ($432) 12.2% 4.4% 3.1% % of Net Revenue 36.2% 41.2% 44.5% 44.5% 43.8% 44.7% 45.3% 45.7% 45.7% 45.7% 45.7% 45.6% 45.6% 45.6% Gross Profit (excl. All Others) $350 $330 $318 $349 $362 $388 $414 $428 $445 $461 $477 $491 $505 $517 (0.1%) 4.0% 3.2% % Margin 63.8% 58.8% 55.5% 55.5% 56.2% 55.3% 54.7% 54.3% 54.3% 54.3% 54.3% 54.4% 54.4% 54.4% (-) COGS (All Others) ($54) ($37) ($50) ($55) ($55) ($55) ($55) ($55) ($57) ($59) ($61) ($63) ($65) ($67) 0.6% 2.0% 3.4% % of Net Revenue 9.8% 6.6% 8.7% A 8.7% 8.5% 7.8% 7.2% 6.9% 6.9% 6.9% 7.0% 7.0% 7.0% 7.0% Gross Profit $296 $293 $268 $294 $307 $333 $359 $374 $388 $402 $416 $428 $440 $450 (0.2%) 4.3% 3.1% % Margin 54.0% 52.2% 46.8% 46.8% 47.7% 47.5% 47.4% 47.4% 47.4% 47.4% 47.4% 47.4% 47.4% 47.4% (-) General and Administrative ($53) ($57) ($85) ($102) ($101) ($103) ($105) ($107) ($111) ($116) ($120) ($124) ($128) ($131) 24.4% 2.6% 3.5% % of Net Revenue 9.6% 10.2% 14.9% 16.2% 15.8% 14.7% 13.9% 13.5% 13.6% 13.6% 13.7% 13.7% 13.8% 13.8% (-) Sales and Marketing ($39) ($57) ($113) ($119) ($121) ($125) ($129) ($133) ($138) ($143) ($147) ($152) ($157) ($161) 45.5% 3.1% 3.3% % of Net Revenue 7.0% 10.1% 19.8% 18.8% 18.8% 17.9% 17.1% 16.8% 16.8% 16.8% 16.8% 16.8% 16.9% 16.9% (-) Research and Development ($60) ($55) ($52) ($73) ($74) ($76) ($77) ($79) ($82) ($86) ($89) ($92) ($95) ($98) 6.7% 3.0% 3.7% % of Net Revenue 11.0% 9.7% 9.1% 11.6% 11.6% 10.8% 10.2% 10.0% 10.0% 10.1% 10.1% 10.2% 10.3% 10.3% EBIT (2) ($414) $63 $18 $1 $10 $28 $47 $56 $57 $58 $59 $60 $60 $61 (113.3%) 51.0% 1.4% % Margin NM 11.3% 3.1% 0.2% 1.5% 4.0% 6.3% 7.0% 7.0% 6.9% 6.8% 6.6% 6.5% 6.4% Adj. EBIT (1) $146 $130 $16 $3 $12 $31 $49 $57 $59 $60 $61 $62 $62 $62 (73.4%) 36.7% 1.5% % Margin 26.6% 23.1% 2.8% 0.4% 1.9% 4.5% 6.4% 7.2% 7.1% 7.1% 6.9% 6.8% 6.7% 6.6% EBITDA (2) ($390) $89 $50 $33 $43 $64 $86 $96 $99 $102 $104 $106 $108 $109 (143.7%) 12.9% 2.1% % Margin NM 15.9% B 8.7% 5.2% 6.7% 9.2% 11.4% 12.2% C 12.1% 12.0% 11.9% 11.8% 11.7% 11.5% Adj. EBITDA (1) $170 $156 $48 $34 $45 $67 $88 $98 $101 $104 $106 $108 $110 $111 (41.3%) 12.5% 2.2% % Margin 30.9% 27.7% 8.4% 5.5% 7.0% 9.6% 11.6% 12.4% 12.3% 12.2% 12.1% 12.0% 11.8% 11.7% Memo: Selected Cash Flow Items D&A $24 $26 $32 $32 $33 $36 $39 $41 $42 $44 $45 $46 $48 $49 % of Net Revenue 4.3% 4.6% 5.6% 5.0% 5.1% 5.1% 5.2% 5.2% 5.2% 5.2% 5.1% 5.1% 5.1% 5.1% Change in NWC D ($63) $31 ($29) ($1) ($24) ($24) ($10) ($17) ($17) ($16) ($15) ($13) ($12) % Change of Net Revenue NM NM 51.4% 9.0% 42.1% 43.0% 32.8% 56.4% 56.2% 55.9% 55.5% 55.1% NM Capital Expenditures D $17 $12 $18 $54 $22 $27 $22 $23 $23 $24 $24 $25 $25 $26 % of Net Revenue 3.1% 2.1% 3.1% 8.5% 3.4% 3.9% 3.0% 2.9% 2.8% 2.8% 2.8% 2.7% 2.7% 2.7% Commentary A Gross Margin (ex. other costs) expected to decline from 55.5% in FY 2024 to 54.3% in FY 2028 and which is expected to remain largely stable thereafter. Other costs of goods sold relate to overhead absorption, which is expected to range between 6.9% and 8.7% of sales during the forecast period B FY 24E EBITDA margin expected to decline slightly vs. FY 2023 driven primarily due to increase in G&A and R&D spend C Margin is expected to expand to 12.5% by FY 2028 primarily due to stable topline growth coupled with operating cost leverage over the forecast period. EBITDA Margin expected to stabilize on a segment level in FY 28E, margin compression from FY 29E to FY 34E of 60bps solely driven by changes in revenue mix D Capex reflects continued investment to support the business, in-line with historical levels; change in net working capital reflects ongoing use of cash for operations Source: Turtle Management Projections. 5 Note: US Dollars in millions. Turtle fiscal year-end March 31. Includes 1 month of Alchemee in 2022A and full year contribution in 2023A. (1) Burdened for Bank Fees, Rental Income, Royalty Income and All Other items. (2) Burdened for one-time loss contingencies & settlements ($559mm FY 21, $61mm FY 22 and none in FY 23).

Confidential

Turtle Valuation Summary


For Reference Only [1]
Selected Publicly Traded Companies (Unadjusted)
Selected Publicly Traded Companies (Adjusted for Relative Multiple Over-Time) [2]
Discounted Cash Flow Analysis: Turtle Management Projections [3]
Discounted Cash Flow Analysis: For Reference Only - Illustrative Sensitivity Scenario [3] [5]
(Equity Value Per Share)
$55.00
50.00
45.00
40.00
35.00
30.00
25.00
20.00
Sun Pharma Proposal (December 10, 2023) of $43.00 per share
Turtle Current Share Price (January 16, 2024) of $41.04 per share
Turtle Day Prior to Disclosure of Revised Offer Share Price (December 8, 2023) of $37.89 per share
Turtle Unaffected Share Price (May 25, 2023) of $28.97 per share
$39.90
$23.00
$31.50
$45.60
$38.25
$45.10
$33.30
$44.30
$38.35
$44.30
$38.90
$38.25
$34.95
$44.50
$40.80
$40.50
$36.75
$41.55
$38.55
$37.80
$34.80
For Reference Only: Sensitivity illustrating impact of additional Settlement and Loss contingency [4]

52-Week Closing High / Low	Analyst Price Targets	Unaffected Stock Price	52-Week High Stock Price High	CY 2023E Adj. EBITDA	CY 2024E Adj. EBITDA	CY 2023E Adj. EBITDA	Weighted Average Cost of Capital	
$23.00 - $39.90	$35.00	$28.97	$39.90	$38	$43	$38	10.0% – 12.0%	10.0% – 12.0%
Reference Dates	Cost of Equity	Applicable Range of Precedent Minority Squeeze-out Premia		Selected Multiple Range	Selected Multiple Range	Selected Multiple Range	Selected Perpetuity Growth Rate Range	
7/21/2022 - 3/28/2023	11.1%	32% – 57%	(17%) – 13%	7.6x – 13.5x	7.2x – 12.0x	4.2x – 7.5x	(1.0%) – 1.0%	(1.0%) – 1.0%
							Implied Adj. EBITDA Exit Multiple	
							4.9x – 7.2x	4.6x – 6.7x
							Settlement and Loss Contingencies	
							$141	$141

Source: Turtle Management Projections.
Note: US Dollars in millions, except per share values. Turtle fiscal year-end March 31. Equity value per share rounded to nearest $0.05 per share (figures may not tie due to rounding).
(1) H.C. Wainwright & Co. dropped their price target on June 5, 2023 following the announcement of Sun Pharma's offer to buy the remaining stake in Turtle. Analyst price targets discounted one year at Turtle's midpoint of cost of equity of 11.1%.
(2) Reflects a ~45% downward adjustment based on observed historical discount for Turtle EV/Adj. EBITDA multiple relative to selected peers' trading multiples over-time.
(3) Cash flows discounted to September 30, 2023 using mid-year discount convention.
(4) Impact of the incremental liability amount was advocated by management and rejected by the Special Committee.
(5) Reflecting an illustrative sensitivity scenario for reference only based on Turtle Management Projections as adjusted at the request of the Special Committee (see pages 13 and 14).

6

Confidential Discounted Cash Flow Financial Analysis Turtle Management Projections Management Projections Fiscal Year Ending March 31, Q3-4 24E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E Terminal (1) Net Revenue $315 $644 $701 $757 $789 $820 $849 $877 $903 $927 $949 $949 % Growth 2.3% 8.9% 8.0% 4.2% 3.9% 3.6% 3.3% 3.0% 2.7% 2.3% Adj. EBITDA (2) $17 $45 $67 $88 $98 $101 $104 $106 $108 $110 $111 $111 % Margin 5.5% 7.0% 9.6% 11.6% 12.4% 12.3% 12.2% 12.1% 12.0% 11.8% 11.7% 11.7% Less: Depreciation & Amortization (16) (33) (36) (39) (41) (42) (44) (45) (46) (48) (49) (23) Adj. EBIT (2) $1 $12 $31 $49 $57 $59 $60 $61 $62 $62 $62 $88 % Margin 0.4% 1.9% 4.5% 6.4% 7.2% 7.1% 7.1% 6.9% 6.8% 6.7% 6.6% 9.3% Less: Taxes (0) (2) (6) (10) (11) (12) (12) (12) (12) (12) (12) (18) Memo: Effective Tax Rate 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% Tax-Effected Adj. EBIT (2) $1 $10 $25 $39 $46 $47 $48 $49 $49 $50 $50 $70 Plus: Depreciation & Amortization 16 33 36 39 41 42 44 45 46 48 49 23 Less: Change in NWC (15) (1) (24) (24) (10) (17) (17) (16) (15) (13) (12) —Less: Capital Expenditures (27) (22) (27) (22) (23) (23) (24) (24) (25) (25) (26) (26) Unlevered Free Cash Flow ($25) $20 $10 $32 $53 $48 $51 $54 $57 $59 $61 $68 Perpetuity Growth Method PV of PV of Terminal Value at Enterprise Value at Discount Q3-4 ‘24E—‘34E Perpetuity Growth Rate of Perpetuity Growth Rate of Rate Cash Flows (1.00%) 0.00% 1.00% (1.00%) 0.00% 1.00% 10.00% $224 $236 $262 $294 $460 $486 $518 11.00% 211 + 198 218 242 = 409 429 453 12.00% 200 167 182 201 367 382 401 Equity Value at Equity Value per Share at Implied Adj. EBITDA Multiple at Discount Plus: Q2’ 24A Perpetuity Growth Rate of Perpetuity Growth Rate of Perpetuity Growth Rate of (3)) Rate Net Cash (1.00%) 0.00% 1.00% (1.00%) 0.00% 1.00% (1.00%) 0.00% 1.00% 10.00% $1,155 $1,615 $1,641 $1,673 $42.95 $43.65 $44.50 5.8x 6.4x 7.2x 11.00% 1,155 = 1,564 1,584 1,608 41.60 42.15 42.80 5.3 5.9 6.5 12.00% 1,155 1,521 1,537 1,556 40.50 40.90 41.40 4.9 5.4 5.9 Source: Turtle Management Projections. Note: US Dollars in millions, except per share values. Turtle fiscal year-end March 31. Cash flows discounted to September 30, 2023 using mid-year discount convention. Equity value per share rounded to nearest $0.05. 7 (1) Terminal year assumes normalized depreciation equal to 90.7% of capital expenditures and normalized change in net working capital equal to 2034E change in net working capital, as a percentage of change in revenue, applied to the midpoint of the perpetuity growth rate of 0.00%. (2) Burdened for Bank Fees, Rental Income, Royalty Income and All Other items. (3) Net cash represents ~$30.70 per share. Net cash includes $269mm cash & equivalents, $120mm bank deposits and $906mm marketable securities as of September 30, 2023, and $141mm settlement and loss contingencies as of June 30, 2023.

For Reference Only

Confidential

Discounted Cash Flow Sensitivity Analysis

Turtle Management Projections

	Base Metric	Turtle Management Case Valuation	
Incremental $141mm of Litigation Accrual	$141	**($3.75)**	
- / + 1.0% '24E - '34E Adj. EBITDA Margin	2034E Margin 11.7%	**($1.65)**	$1.65
- / + 1.0% WACC	11.0%	**($1.25)**	$1.50
- / + 1.0% '24E - '34E Annual Revenue Growth Rate [(1)]	2024E – 2034E CAGR 4.2%	**($0.65)**	$0.70
- / + 1.0% Perpetuity Growth Rate	0.0%	**($0.55)**	$0.65
Turtle Midpoint Management Case Valuation (Perpetuity Growth Method)		**$42.15**	

Source: Turtle Management Projections.

Note: US Dollars in millions, except per share values. Equity value per share rounded to nearest $0.05. Turtle fiscal year-end March 31. Cash flows discounted to September 30, 2023 using mid-year discount convention. Terminal year assumes normalized depreciation equal to 90.7% of capital expenditures. Net cash includes $269mm cash & equivalents, $120mm bank deposits and $906mm marketable securities as of September 30, 2023, and $141mm settlement and loss contingencies as of June 30, 2023. Value impact relates to direct impact of a change in assumption for specific variable holding everything else unchanged.

(1) Change in NWC is affected by change in annual revenue growth rate.

8

Confidential

Selected Publicly Traded Companies Analysis

Selected Publicly Traded Generics Companies

Calendarized Financials

Company	Trading Statistics: Share Price ($/Share)	% of 52-Wk High	% 12/08/23 to 05/25/23	Equity Value ($bn)	Enterprise Value ($bn)	Revenue CAGR (2022A-2024E CY)	Adj. EBITDA Margin (%): 2023E CY	2024E CY	EV / Adj. EBITDA (x): 2023E CY	2024E CY	P/ Adj. EPS (x): 2023E CY	2024E CY
AUROBINDO	$13.47	97%	67%	$7.9	$7.7	9%	18%	20%	12.6x	10.4x	23.4x	18.5x
hikma.	24.93	89%	(3%)	$5.5	$6.7	7%	27%	28%	8.6x	8.3x	12.1x	12.0x
aspen	10.63	96%	11%	$4.7	$5.7	7%	26%	25%	9.8x	8.6x	13.3x	11.6x
Glenmark	10.71	98%	30%	$3.0	$3.5	2%	17%	18%	13.2x	11.9x	26.5x	20.6x
AMPHASTAR PHARMACEUTICALS	55.50	85%	29%	$3.0	$3.3	26%	41%	39%	12.7x	10.7x	16.5x	15.0x
amneal	5.35	86%	125%	$1.7	$4.2	8%	23%	22%	7.6x	7.2x	9.1x	9.2x
ani Pharmaceuticals, Inc.	55.41	85%	6%	$1.2	$1.4	25%	27%	26%	10.4x	10.4x	12.4x	13.2x
Median (n=7)		**89%**	**29%**	**$3.0**	**$4.2**	**8%**	**26%**	**25%**	**10.4x**	**10.4x**	**13.3x**	**13.2x**
Mean (n=7)		**91%**	**38%**	**$3.9**	**$4.6**	**12%**	**26%**	**26%**	**10.7x**	**9.6x**	**16.2x**	**14.3x**
Turtle – Unaffected (As of 05/25/23)	$28.97 ★	73%		$1.1	($0.0)				n.m.	n.m.	27.1x	20.3x
Turtle – Day Prior to Disclosure of Revised Offer (As of 12/08/23)	$37.89 ★	92%	31%	1.4	0.3	6%	6%	7%	7.1x	6.3x	35.5x	26.6x
Turtle – Current	$41.04	97%		1.5	0.4				10.3x	9.1x	38.4x	28.8x

% 12/08/23 to 05/25/23

★ Represents price 1-day prior Sun Pharma Offers

Underlying FY Revenue ($mm): '22A: $561 '23A: $573 / '24E: $629 / '25E: $644

Underlying FY Adj. EBITDA ($mm): '23A: $48 / '24E: $34 / '25E: $45

Underlying FY Adj. EPS ($/Share): '23A: $0.68 / '24E: $1.20 / '25E: $1.50

9

Source: Turtle Management Projections, Company filings, Company Investor Presentation and website, Peers' filings and Factset as of January 16, 2024.
Note: $ in USD unless otherwise noted. Financials calendarized for peers with fiscal years not ending on December 31st. Ordered by equity value.

For Reference Only

Confidential

Precedent Minority Squeeze-Out Premiums Paid

Completion Date	Target	Acquiror	Deal Value $ (bn)	Enterprise Value $ (bn)	Stake Acquired	Consideration	Premium to Unaffected [1]	Premium to 52 week high [2]	Premium to Initial Offer [3]	Number of Bumps
10/23/2023	SciPlay	Light & Wonder	$0.5	$3.0	17%	Cash	47%	29%	15%	4
05/26/2023	Sisecam Resources	Sisecam Chemicals Resources	0.1	0.6	26%	Cash	39%	13%	40%	7
03/10/2023	Myovant Sciences	Sumitovant Biopharma	1.4	2.9	48%	Cash	50%	13%	19%	4
11/03/2022	StoneMor	Axar Capital Management	0.1	0.6	26%	Cash	39%	13%	40%	7
11/01/2022	Sprague Resources	Hartree Partners	0.1	0.9	25%	Cash	31%	(32%)	21%	5
10/07/2022	Convey Health Solutions Holdings	TPG	0.2	1.1	25%	Cash	143%	(14%)	17%	2
04/05/2022	BP Midstream Partners	BP	0.7	2.1	46%	Stock	16%	(4%)	16%	4
02/15/2022	Independence Holding Company	Geneve Holdings	0.3	0.8	38%	Cash	36%	17%	14%	2
07/11/2022	Entasis	Innoviva	0.0	0.1	40%	Cash	50%	(42%)	22%	2
05/25/2021	FBL Financial Group	Farm Bureau Mutual, Iowa Farm Bureau Fed.	0.6	1.5	39%	Cash	64%	(0%)	30%	3
03/29/2021	Urovant Sciences	Sumitovant Biopharma	0.2	0.7	28%	Cash	96%	3%	30%	4
01/26/2021	Eidos Therapeutics	BridgeBio Pharma	1.1	2.8	36%	Mixed	41%	12%	19%	1
12/01/2020	Hudson	Dufry	0.3	2.3	43%	Cash	50%	(51%)	--	--
10/12/2020	Akcea Therapeutics	Ionis Pharmaceuticals	0.5	1.5	24%	Cash	59%	(19%)	13%	3
09/28/2020	CNX Midstream Partners	CNX Resources Corporation	0.4	1.6	47%	Stock	28%	(50%)	10%	2
03/30/2020	AVX	Kyocera	1.0	2.9	28%	Cash	45%	16%	12%	3
10/18/2019	International Speedway	NASCAR	0.3	1.9	25%	Cash	15%	(5%)	7%	5
09/19/2019	EMC Insurance Group	Employers Mutual Casualty	0.4	0.8	45%	Cash	51%	16%	20%	1
09/17/2019	Speedway Motorsports	Sonic Financial	0.2	0.9	29%	Cash	42%	9%	10%	2
07/23/2019	American Midstream Partners	Magnolia Infrastructure Holdings	0.2	1.7	50%	Cash	(9%)	(65%)	(14%)	4
06/28/2019	SunCoke Energy Partners	SunCoke Energy	0.3	1.5	38%	Stock	9%	(22%)	--	--
01/28/2019	Dominion Energy Midstream	Dominion Energy	0.9	3.0	39%	Stock	3%	(47%)	3%	1
07/17/2018	OCI Partners	OCI	0.1	1.4	12%	Cash	15%	11%	5%	1
02/07/2018	Alon USA Partners	Delek US	0.2	1.0	18%	Stock	44%	(40%)	--	2
10/12/2017	Handy & Harman	Steel Partners	0.1	0.7	30%	Mixed	33%	26%	28%	2
07/10/2017	World Point Terminals LP	World Point Terminals	0.2	0.6	26%	Cash	6%	(2%)	3%	1
04/28/2017	Midcoast Energy Partners	Enbridge	0.2	1.0	48%	Cash	0%	(17%)	19%	3
02/07/2017	Steel Excel	Steel Partners	0.1	0.1	36%	Mixed	55%	16%	11%	3
12/09/2016	Transocean Partners	TransOcean	0.3	1.3	48%	Stock	23%	(1%)	7%	1
11/10/2016	National Interstate	American Financial Group	0.3	0.6	49%	Cash	42%	10%	14%	3
09/30/2016	Rose Rock Midstream	SemGroup	0.4	1.6	44%	Stock	20%	(43%)	20%	--
07/22/2015	QEP Midstream Partners	Tesoro	0.4	1.1	42%	Stock	(0%)	(40%)	9%	3
02/04/2014	Cornerstone Therapeutics	Chiesi Farmaceutici	0.1	0.3	42%	Cash	78%	23%	42%	4
Total										
Top Quartile (n=33)					43.8%		50.1%	12.9%	20.0%	4.0
Median (n=33)					38.0%		39.3%	(0.7%)	14.3%	3.0
Mean (n=33)					35.1%		38.3%	(8.1%)	15.2%	2.7
Bottom Quartile (n=33)					26.0%		16.2%	(32.0%)	7.1%	1.0
HC Only										
Top Quartile (n=7)					40.8%		86.9%	12.4%	26.1%	4.0
Median (n=7)					36.3%		59.5%	3.2%	19.4%	3.0
Mean (n=7)					34.8%		73.9%	(3.4%)	23.2%	2.9
Bottom Quartile (n=7)					26.5%		50.0%	(16.6%)	17.7%	2.0
Cash Only										
Top Quartile (n=22)					42.4%		57.4%	13.1%	20.9%	4.0
Median (n=22)					28.4%		46.1%	1.5%	15.7%	3.0
Mean (n=22)					33.3%		46.3%	(4.1%)	16.1%	3.0
Bottom Quartile (n=22)					25.3%		32.1%	(16.6%)	10.2%	2.0

Source: Dealogic and public filings as of January 16, 2024.

Note: Dollars in millions. Data sorted by initial acquiror ownership. Deal value represents value of the squeeze out. Represents transactions less than $3bn of enterprise value after 2014.

(1) Unaffected stock price reflects the closing stock price on the last trading day prior to transaction announcement, public disclosure of a potential transaction or review of strategic alternatives, public speculation of a transaction or other market rumors or speculation.

(2) Reflects premiums to 52-week high closing stock price for 52-week period prior to unaffected transaction announcement date.

(3) Reflects increase from initial to final offer.

10

Confidential Appendix

Confidential Overview of Financial Presentation Turtle’s historical financial results for fiscal year ending March 31, 2021 through March 31, 2023 are prepared in accordance with the US GAAP standards and reported in US Dollar on reported FX basis Historical financials are presented on an as reported basis; Alchemee was acquired in February, 2022 and its financials are only Basis of included since acquisition (1) Historical Financials Furthermore, results have been presented to reflect Turtle’s financial and operating performance on an as-is basis Turtle’s financial results have been adjusted by management to reflect the business’s operating performance on a normalized basis by incorporating management’s adjustments relating to (i) any non-recurring, (ii) non-cash and (iii) out-of-period items Financial plan for the fiscal years ending March 31, 2024 through March 31, 2028 was prepared by Turtle’s management team FY 2024E represents management’s budget and FY 2025E and beyond reflect management’s most current estimate through the plan period Turtle’s management team worked closely with functional and commercial business leaders to develop its financial plan by taking into account emerging and expected macro and business level trends Note that Alchemee FY 2024E budget figures were adjusted by management for recent performance in the business segment Basis of Financial Longer term financial plan from FY 2029 through FY 2034 are based on top down management extrapolation of growth and Plan margin trends The financial plan is prepared on a constant FX basis, using management assumed FX rates used in budgeting process for FY 2024 Financial plan includes the impact of certain new launches (in FY 23-24 timeframe) and expected pipeline of new medicines expected to come to market during the forecast period across US, Canada, Israel and Alchemee In addition to the forecast provided by management, analysis also includes illustrative sensitivity scenario for reference only prepared at the direction of the Special Committee, based on Turtle Management Projections adjustments to Net Revenue growth and Adj. EBITDA margin per Special Committee instruction and input as detailed on page 13 11 Source: Turtle Management Projections. Note: US Dollars in millions. Turtle fiscal year-end March 31. (1) FY 2022A includes 1 month of Alchemee in 2022A and FY 2023A includes a full year contribution.

Confidential Turtle Management Projections Summary Historicals Management Projections Fiscal Year Ending March 31, CAGR CAGR CAGR 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E ‘21A -‘24E ‘24E -‘34E ‘28E -‘34E Base $549 $561 $564 $608 $581 $586 $608 $619 3.5% NM NM New FY 23 / 24 $0 $0 $9 $19 $24 $27 $29 $31 NM NM NM Pipeline $0 $0 $0 $2 $39 $88 $120 $139 NM NM NM Net Revenue $549 $561 $573 $629 $644 $701 $757 $789 $820 $849 $877 $903 $927 $949 4.7% 4.2% 3.1% % Growth 2.3% 2.1% 9.9% 2.3% 8.9% 8.0% 4.2% 3.9% 3.6% 3.3% 3.0% 2.7% 2.3% (-) COGS (Product Costs & Royalties) ($198) ($231) ($255) ($280) ($282) ($313) ($343) ($360) ($374) ($388) ($401) ($412) ($423) ($432) 12.2% 4.4% 3.1% % of Net Revenue 36.2% 41.2% 44.5% 44.5% 43.8% 44.7% 45.3% 45.7% 45.7% 45.7% 45.7% 45.6% 45.6% 45.6% Gross Profit (excl. All Others) $350 $330 $318 $349 $362 $388 $414 $428 $445 $461 $477 $491 $505 $517 (0.1%) 4.0% 3.2% % Margin 63.8% 58.8% 55.5% 55.5% 56.2% 55.3% 54.7% 54.3% 54.3% 54.3% 54.3% 54.4% 54.4% 54.4% (-) COGS (All Others) ($54) ($37) ($50) ($55) ($55) ($55) ($55) ($55) ($57) ($59) ($61) ($63) ($65) ($67) 0.6% 2.0% 3.4% % of Net Revenue 9.8% 6.6% 8.7% A 8.7% 8.5% 7.8% 7.2% 6.9% 6.9% 6.9% 7.0% 7.0% 7.0% 7.0% Gross Profit $296 $293 $268 $294 $307 $333 $359 $374 $388 $402 $416 $428 $440 $450 (0.2%) 4.3% 3.1% % Margin 54.0% 52.2% 46.8% 46.8% 47.7% 47.5% 47.4% 47.4% 47.4% 47.4% 47.4% 47.4% 47.4% 47.4% (-) General and Administrative ($53) ($57) ($85) ($102) ($101) ($103) ($105) ($107) ($111) ($116) ($120) ($124) ($128) ($131) 24.4% 2.6% 3.5% % of Net Revenue 9.6% 10.2% 14.9% 16.2% 15.8% 14.7% 13.9% 13.5% 13.6% 13.6% 13.7% 13.7% 13.8% 13.8% (-) Sales and Marketing ($39) ($57) ($113) ($119) ($121) ($125) ($129) ($133) ($138) ($143) ($147) ($152) ($157) ($161) 45.5% 3.1% 3.3% % of Net Revenue 7.0% 10.1% 19.8% 18.8% 18.8% 17.9% 17.1% 16.8% 16.8% 16.8% 16.8% 16.8% 16.9% 16.9% (-) Research and Development ($60) ($55) ($52) ($73) ($74) ($76) ($77) ($79) ($82) ($86) ($89) ($92) ($95) ($98) 6.7% 3.0% 3.7% % of Net Revenue 11.0% 9.7% 9.1% 11.6% 11.6% 10.8% 10.2% 10.0% 10.0% 10.1% 10.1% 10.2% 10.3% 10.3% EBIT (2) ($414) $63 $18 $1 $10 $28 $47 $56 $57 $58 $59 $60 $60 $61 (113.3%) 51.0% 1.4% % Margin NM 11.3% 3.1% 0.2% 1.5% 4.0% 6.3% 7.0% 7.0% 6.9% 6.8% 6.6% 6.5% 6.4% Adj. EBIT (1) $146 $130 $16 $3 $12 $31 $49 $57 $59 $60 $61 $62 $62 $62 (73.4%) 36.7% 1.5% % Margin 26.6% 23.1% 2.8% 0.4% 1.9% 4.5% 6.4% 7.2% 7.1% 7.1% 6.9% 6.8% 6.7% 6.6% EBITDA (2) ($390) $89 $50 $33 $43 $64 $86 $96 $99 $102 $104 $106 $108 $109 (143.7%) 12.9% 2.1% % Margin NM 15.9% B 8.7% 5.2% 6.7% 9.2% 11.4% 12.2% C 12.1% 12.0% 11.9% 11.8% 11.7% 11.5% Adj. EBITDA (1) $170 $156 $48 $34 $45 $67 $88 $98 $101 $104 $106 $108 $110 $111 (41.3%) 12.5% 2.2% % Margin 30.9% 27.7% 8.4% 5.5% 7.0% 9.6% 11.6% 12.4% 12.3% 12.2% 12.1% 12.0% 11.8% 11.7% Memo: Selected Cash Flow Items D&A $24 $26 $32 $32 $33 $36 $39 $41 $42 $44 $45 $46 $48 $49 % of Net Revenue 4.3% 4.6% 5.6% 5.0% 5.1% 5.1% 5.2% 5.2% 5.2% 5.2% 5.1% 5.1% 5.1% 5.1% Change in NWC D ($63) $31 ($29) ($1) ($24) ($24) ($10) ($17) ($17) ($16) ($15) ($13) ($12) % Change of Net Revenue NM NM 51.4% 9.0% 42.1% 43.0% 32.8% 56.4% 56.2% 55.9% 55.5% 55.1% NM Capital Expenditures D $17 $12 $18 $54 $22 $27 $22 $23 $23 $24 $24 $25 $25 $26 % of Net Revenue 3.1% 2.1% 3.1% 8.5% 3.4% 3.9% 3.0% 2.9% 2.8% 2.8% 2.8% 2.7% 2.7% 2.7% Commentary A Gross Margin (ex. other costs) expected to decline from 55.5% in FY 2024 to 54.3% in FY 2028 and which is expected to remain largely stable thereafter. Other costs of goods sold relate to overhead absorption, which is expected to range between 6.9% and 8.7% of sales during the forecast period B FY 24E EBITDA margin expected to decline slightly vs. FY 2023 driven primarily due to increase in G&A and R&D spend C Margin is expected to expand to 12.5% by FY 2028 primarily due to stable topline growth coupled with operating cost leverage over the forecast period. EBITDA Margin expected to stabilize on a segment level in FY 28E, margin compression from FY 29E to FY 34E of 60bps solely driven by changes in revenue mix D Capex reflects continued investment to support the business, in-line with historical levels; change in net working capital reflects ongoing use of cash for operations Source: Turtle Management Projections. 12 Note: US Dollars in millions. Turtle fiscal year-end March 31. Includes 1 month of Alchemee in 2022A and full year contribution in 2023A. (1) Burdened for Bank Fees, Rental Income, Royalty Income and All Other items. (2) Burdened for one-time loss contingencies & settlements ($559mm FY 21, $61mm FY 22 and none in FY 23).

For Reference Only: Per Special Committee guidance Confidential Turtle Financial Summary – Illustrative Sensitivity Scenario Historicals Management Projections Fiscal Year Ending March 31, CAGR CAGR CAGR 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E ‘21A -‘24E ‘24E -‘34E ‘28E -‘34E Base $549 $561 $564 $608 $581 $586 $608 $619 3.5% NM NM New FY 23 / 24 $0 $0 $9 $19 $24 $27 $29 $31 NM NM NM Pipeline $0 $0 $0 $2 $39 $88 $120 $139 NM NM NM Net Revenue $549 $561 $573 $629 $644 $701 $757 $789 $812 $833 $852 $869 $884 $895 4.7% 3.6% 2.1% % Growth 2.3% 2.1% 9.9% 2.3% 8.9% 8.0% 4.2% A 2.9% 2.6% 2.3% 2.0% 1.7% 1.3% (-) COGS (Product Costs & Royalties) ($198) ($231) ($255) ($280) ($282) ($313) ($343) ($360) ($379) ($389) ($397) ($405) ($412) ($417) 12.2% 4.0% 2.4% % of Net Revenue 36.2% 41.2% 44.5% 44.5% 43.8% 44.7% 45.3% 45.7% 46.7% 46.7% 46.6% 46.6% 46.6% 46.5% Gross Profit (excl. All Others) $350 $330 $318 $349 $362 $388 $414 $428 $433 $444 $455 $464 $472 $479 (0.1%) 3.2% 1.9% % Margin 63.8% 58.8% 55.5% 55.5% 56.2% 55.3% 54.7% 54.3% 53.3% 53.3% 53.4% 53.4% 53.4% 53.5% (-) COGS (All Others) ($54) ($37) ($50) ($55) ($55) ($55) ($55) ($55) ($58) ($59) ($61) ($62) ($63) ($64) 0.6% 1.6% 2.7% % of Net Revenue 9.8% 6.6% 8.7% 8.7% 8.5% 7.8% 7.2% 6.9% 7.1% 7.1% 7.1% 7.1% 7.2% 7.2% Gross Profit $296 $293 $268 $294 $307 $333 $359 $374 $376 $385 $394 $402 $409 $414 (0.2%) 3.5% 1.7% % Margin 54.0% 52.2% 46.8% 46.8% 47.7% 47.5% 47.4% 47.4% 46.2% 46.3% 46.3% 46.3% 46.3% 46.3% (-) General and Administrative ($53) ($57) ($85) ($102) ($101) ($103) ($105) ($107) ($113) ($116) ($119) ($122) ($124) ($126) 24.4% 2.2% 2.8% % of Net Revenue 9.6% 10.2% 14.9% 16.2% 15.8% 14.7% 13.9% 13.5% 13.9% 13.9% 14.0% 14.0% 14.1% 14.1% (-) Sales and Marketing ($39) ($57) ($113) ($119) ($121) ($125) ($129) ($133) ($139) ($143) ($146) ($149) ($152) ($155) 45.5% 2.7% 2.6% % of Net Revenue 7.0% 10.1% 19.8% 18.8% 18.8% 17.9% 17.1% 16.8% 17.2% 17.2% 17.2% 17.2% 17.2% 17.3% (-) Research and Development ($60) ($55) ($52) ($73) ($74) ($76) ($77) ($79) ($83) ($86) ($88) ($91) ($93) ($94) 6.7% 2.6% 3.0% % of Net Revenue 11.0% 9.7% 9.1% 11.6% 11.6% 10.8% 10.2% 10.0% 10.3% 10.3% 10.4% 10.4% 10.5% 10.5% EBIT (2) ($414) $63 $18 $1 $10 $28 $47 $56 $40 $40 $41 $40 $40 $39 (113.3%) 44.6% (5.7%) % Margin NM 11.3% 3.1% 0.2% 1.5% 4.0% 6.3% 7.0% 5.0% 4.9% 4.8% 4.6% 4.5% 4.4% Adj. EBIT (1) $146 $130 $16 $3 $12 $31 $49 $57 $42 $42 $42 $42 $42 $41 (73.4%) 31.0% (5.4%) % Margin 26.6% 23.1% 2.8% 0.4% 1.9% 4.5% 6.4% 7.2% 5.1% 5.1% 4.9% 4.8% 4.7% 4.6% EBITDA (2) ($390) $89 $50 $33 $43 $64 $86 $96 $82 $83 $84 $85 $85 $85 (143.7%) 10.1% (2.0%) % Margin NM 15.9% 8.7% 5.2% 6.7% 9.2% 11.4% 12.2% 10.1% 10.0% 9.9% 9.8% 9.7% 9.5% Adj. EBITDA (1) $170 $156 $48 $34 $45 $67 $88 $98 $84 $85 $86 $87 $87 $87 (41.3%) 9.7% (1.9%) % Margin 30.9% 27.7% 8.4% 5.5% 7.0% 9.6% 11.6% 12.4% B 10.3% 10.2% 10.1% 10.0% 9.8% 9.7% Memo: Selected Cash Flow Items D&A D $24 $26 $32 $32 $33 $36 $39 $41 $42 $43 $44 $45 $45 $46 % of Net Revenue 4.3% 4.6% 5.6% 5.0% 5.1% 5.1% 5.2% 5.2% 5.2% 5.2% 5.1% 5.1% 5.1% 5.1% Change in NWC C ($63) $31 ($29) ($1) ($24) ($24) ($10) ($13) ($12) ($11) ($9) ($8) ($6) % Change of Net Revenue NM NM 51.4% 9.0% 42.1% 43.0% 32.8% 56.4% 56.2% 55.9% 55.5% 55.1% 54.5% Capital Expenditures D $17 $12 $18 $54 $22 $27 $22 $23 $23 $23 $23 $24 $24 $24 % of Net Revenue 3.1% 2.1% 3.1% 8.5% 3.4% 3.9% 3.0% 2.9% 2.8% 2.8% 2.8% 2.7% 2.7% 2.7% Commentary In addition to the forecast provided by management, Special Committee directed BofA to prepare an alternate scenario that assumes: Management forecast as basis through FY 28 A Net Revenue growth from FY 29—FY 34 to be reduced by 1.0% annually relative to management forecast resulting in FY 28—FY 34 CAGR of 2.1% down from 3.1% per management forecast B Additionally, Adj. EBITDA margin from FY 29—FY34 to be reduced by 2.0% annually relative to management forecast resulting in FY 28—FY 34 CAGR of -1.9% down from 2.2% per management forecast C Change in working capital is expected to remain unchanged as percent of change in revenue, but as change in revenue declines, the investment in working capital also decreases D Capex and Depreciation & Amortization is assumed to remain unchanged as % of revenue, but as revenue decrease, so does the D&A and Capex quantum Source: Illustrative sensitivity scenario for reference only prepared at the direction of the Special Committee, based on Turtle Management Projections adjustments to Net Revenue growth and Adj. EBITDA margin per Special Committee instruction and input. 13 Note: US Dollars in millions. Turtle fiscal year-end March 31. Includes 1 month of Alchemee in 2022A and full year contribution in 2023A. (1) Burdened for Bank Fees, Rental Income, Royalty Income and All Other items. (2) Burdened for one-time loss contingencies & settlements ($559mm FY 21, $61mm FY 22 and none in FY 23).

For Reference Only: Per Special Committee guidance Confidential Discounted Cash Flow Financial Analysis Based on Illustrative Sensitivity Scenario Management Projections Fiscal Year Ending March 31, Q3-4 24E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E Terminal (1) Net Revenue $315 $644 $701 $757 $789 $812 $833 $852 $869 $883 $895 $895 % Growth 2.3% 8.9% 8.0% 4.2% 2.9% 2.6% 2.3% 2.0% 1.7% 1.3% Adj. EBITDA (2) $17 $45 $67 $88 $98 $84 $85 $86 $87 $87 $87 $87 % Margin 5.5% 7.0% 9.6% 11.6% 12.4% 10.3% 10.2% 10.1% 10.0% 9.8% 9.7% 9.7% Less: Depreciation & Amortization (16) (33) (36) (39) (41) (42) (43) (44) (45) (45) (46) (22) Adj. EBIT (2) $1 $12 $31 $49 $57 $42 $42 $42 $42 $42 $41 $65 % Margin 0.4% 1.9% 4.5% 6.4% 7.2% 5.1% 5.1% 4.9% 4.8% 4.7% 4.6% 7.3% Less: Taxes (0) (2) (6) (10) (11) (8) (8) (8) (8) (8) (8) (13) Memo: Effective Tax Rate 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% Tax-Effected Adj. EBIT (2) $1 $10 $25 $39 $46 $33 $34 $34 $34 $33 $33 $52 Plus: Depreciation & Amortization 16 33 36 39 41 42 43 44 45 45 46 22 Less: Change in NWC (15) (1) (24) (24) (10) (13) (12) (11) (9) (8) (6) —Less: Capital Expenditures (27) (22) (27) (22) (23) (23) (23) (23) (24) (24) (24) (24) Unlevered Free Cash Flow ($25) $20 $10 $32 $53 $39 $41 $43 $45 $47 $48 $50 Perpetuity Growth Method PV of PV of Terminal Value at Enterprise Value at Discount Q3-4 ‘24E—‘34E Perpetuity Growth Rate of Perpetuity Growth Rate of Rate Cash Flows (1.00%) 0.00% 1.00% (1.00%) 0.00% 1.00% 10.00% $192 $173 $192 $216 $364 $384 $407 11.00% 181 + 145 160 177 = 326 341 358 12.00% 171 122 134 147 294 305 319 Equity Value at Equity Value per Share at Implied Adj. EBITDA Multiple at Discount Plus: Q2’ 24A Perpetuity Growth Rate of Perpetuity Growth Rate of Perpetuity Growth Rate of Rate Net Cash (3)) (1.00%) 0.00% 1.00% (1.00%) 0.00% 1.00% (1.00%) 0.00% 1.00% 10.00% $1,155 $1,519 $1,539 $1,562 $40.40 $40.95 $41.55 5.4x 6.0x 6.7x 11.00% 1,155 = 1,481 1,496 1,513 39.40 39.80 40.25 5.0 5.5 6.1 2.00% 1,155 1,448 1,460 1,474 38.55 38.85 39.20 4.6 5.1 5.6 Source: llustrative alternate scenario per Special Committee guidance and based on Illustrative sensitivity scenario for reference only prepared at the direction of the Special Committee, based on Turtle Management Projections adjustments to Net Revenue growth and Adj. EBITDA margin per Special Committee instruction and input. Note: US Dollars in millions, except per share values. Turtle fiscal year-end March 31. Cash flows discounted to September 30, 2023 using mid-year discount convention. Equity value per share rounded to nearest $0.05. In addition to the forecast provided by management, special committee directed BofA to prepare an alternate scenario. 14 (1) Terminal year assumes normalized depreciation equal to 90.7% of capital expenditures and normalized change in net working capital equal to 2034E change in net working capital, as a percentage of change in revenue, applied to the midpoint of the perpetuity growth rate of 0.00%. (2) Burdened for Bank Fees, Rental Income, Royalty Income and All Other items. (3) Net cash represents ~$30.70 per share. Net cash includes $269mm cash & equivalents, $120mm bank deposits and $906mm marketable securities as of September 30, 2023, and $141mm settlement and loss contingencies as of June 30, 2023.

Confidential

Turtle Weighted Average Cost of Capital Analysis

5-Year Beta – Company Beta

Cost of Equity	Range Low	Range High	Source
Risk Free Rate	4.4%		*Twenty year U.S. Government bond yield as of January 16, 2024*
Unlevered Beta	1.11		*Represents Company's historical Bloomberg adjusted betas, unlevered at the Company's 5-year average capital structure and not relevered given the Company's net cash position. Bloomberg betas based on regression of five years of weekly performance as compared to the broad S&P 500*
Equity Risk Premium	5.0%	7.0%	*Equity risk premium relative to twenty year U.S. Government bond yield per BofA Securities estimates, based upon analysis of long-term historical data of the broad S&P 500*
Cost of Equity	**10.0%**	**12.2%**	
Cost of Debt			
Pre-tax Cost of Debt	n/a		*Illustrative cost of debt* [(1)]
Marginal Tax Rate	20.0%		*Company tax rate per Turtle Management*
After-tax Cost of Debt	**0.0%**		
Net Debt / Net Capital	--		*Company is fully equity financed* [(1)]
Weighted Average Cost of Capital	**10.0%**	**12.2%**	

Source: Turtle Filings, FactSet, Bloomberg as of January 16, 2024.
Note: Calculated based on Turtle's five-year beta compared to the broad S&P 500 as measured by the SPX index.
(1) The Company does not have any debt and is in a net-cash position.

15

Confidential Turtle Share Price Performance Since 2022 Turtle Daily Volume Indexed to Turtle Price (Thousands) Performance LTM YTD Turtle 34.0% (1.8%) Peers Index(1) 65.7% 1.0% 9.4% S&P 500 19.2% (0.1%) 0.0% (18.1%) 02/22/22: Turtle 08/11/22: Turtle issues voluntary 03/13/23: Turtle and 05/26/23: Sun Pharma 07/19/23: 12/10/23: Sun announces Type 1 recall of Turtle-Zoledronic Sun Pharma reach announces proposal to Krensavage issues Pharma provided agreement to Acid Injection due to particular $75mm settlement in acquire remaining press release a final revised acquire Alchemee matter being over specified alleged price fixing outstanding shares of opposing Sun’s offer of from Galderma requirements scheme Turtle for $38.00/share $38.00 offer $43.00/share Turtle 1-day Share Price Performance Following Earnings Release 1.6% 3.9% 0.1% (1.3%) (2.1%) (1.3%) (2.3%) (5.7%) 3Q 2022FY 4Q 2022FY 1Q 2023FY 2Q 2023FY 3Q 2023FY 4Q 2023FY 1Q 2024FY 2Q 2024FY 27-Jan-22 26-May-22 27-Jul-22 27-Oct-22 24-Jan-23 23-May-23 26-Jul-23 26-Oct-23 Negative Performance Positive Performance 16 Source: Company filings and Factset as of January 16, 2024. (1) Peers includes ANIP, AMPH, AMRX, GLEN, AURO, APN and Hikma.